Exhibit 10.13

FACILITY SHARING AGREEMENT

This Facility Sharing Agreement (the “Agreement”) is made as of                      , 2007 by Man Financial Inc., a Delaware Corporation (“Man Financial”), and Man-Glenwood Inc., a Delaware Corporation (“Man-Glenwood”).

RECITALS

WHEREAS, Man Financial is a party to a lease agreement dated April 1, 2002, (the “Lease”), as amended on March     , 2007 (the “Amendment” and, together with the Lease, the “Amended Lease”) between itself and TTR Matteson LLC (as successor in interest to Meritex Developments, Inc.) (the “Landlord”);

WHEREAS, pursuant to the Amended Lease, Man Financial (i) leases certain warehouse space (the “Building”) located on the land commonly known as 21800 Cicero Avenue, Matteson, Illinois, (ii) has a non-exclusive right to use up to 500 parking spaces in locations reasonably determined by the Landlord from time to time and (iii) retains a license to occupy a computer room containing approximately 1,250 square feet of space on the second floor of an office building adjacent to the Building (the areas referred to in clauses (i)-(iii), collectively, the “Premises”), which both Man Financial and Man-Glenwood have previously shared and co-occupied for purposes of conducting their businesses; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, Man Financial and Man-Glenwood now desire to continue to share and co-occupy the Premises in the same manner in which they previously shared and co-occupied the Premises prior to the Effective Date (as defined below) of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the sufficiency of which is acknowledged, the parties hereby agree as follows:

1. Premises, Term and Renewal.

(a) Man Financial and Man-Glenwood acknowledge that as of the date hereof Man Financial is occupying and using a previously agreed upon portion of the Premises (the “Man Financial Portion”) and Man-Glenwood is also occupying and using a previously agreed upon portion of the Premises (the “Man-Glenwood Portion”). Each of Man Financial and Man-Glenwood represents, warrants and agrees that it is currently occupying and using and will continue to occupy and use the Man Financial Portion and the Man-Glenwood Portion, respectively, for purposes permitted by law and by Section 15 of the Lease and for no other purposes without the Landlord’s prior written consent. Man Financial agrees to permit Man-Glenwood to continue to occupy and use the Man-Glenwood Portion for purposes permitted by law and by Section 15 of the Lease, subject to the terms and conditions set forth in this Agreement. In addition, Man Financial agrees to permit Man-Glenwood the non-exclusive right to park up to 100 automobiles, in locations that Man Financial reasonably determines from time to time, which locations shall, to the extent possible, be in close proximity to the portion of the Premises occupied by Man-Glenwood.

(b) Man-Glenwood’s right to occupy and use the Man-Glenwood Portion (and the obligations of Man-Glenwood to pay consideration, as required pursuant to Section 2 hereof) shall terminate on the earliest to occur of: (i) March 1, 2012, (ii) the date this Agreement is terminated pursuant to its terms or (iii) the date the Amended Lease is terminated pursuant to its terms (the “Termination Date”). If Man-Glenwood’s right to occupy and use the Man-Glenwood Portion expires pursuant to clause (i) of this Section, Man-Glenwood shall have the right to request that this Agreement be extended for an additional five (5) year period (the “Man-Glenwood Option”) to March 1, 2017, and Man Financial agrees to accept such request, which request must be made in writing to Man Financial at least one month prior to the expiration in March 1, 2012. Additionally, if Man Financial chooses to exercise one or both of its two options to renew the Amended Lease for additional five-year periods (each, a “Renewal Option”), as provided in Paragraph 1 of the Lease (each, a “Renewal Period”), as amended by Paragraph 4 of the Amendment, and at each such time Man-Glenwood is still using and occupying the Man-Glenwood Portion, Man Financial shall give notice of such election to Man-Glenwood. Man Financial and Man-Glenwood agree that Man-Glenwood shall thereafter have 10 days to notify Man Financial in writing of whether it would like to continue to occupy and use the Man-Glenwood Portion during all or any portion of the applicable Renewal Period and, if so, both parties hereto agree to extend the Termination Date of this Agreement to reflect such elections; provided, however, that if Man-Glenwood does not exercise the Man-Glenwood Option, it shall not have the right to receive notice of, or exercise any election of use and occupancy during, either Renewal Period, if they should occur, and the Termination Date will not be extended, and, provided further, that, if Man-Glenwood does not exercise its election to continue to occupy and use the Man-Glenwood Portion during the first Renewal Period, it shall not have the right to receive notice of, or exercise any election of use and occupancy during, the next Renewal Period, if one occurs, and the Termination Date will not be extended. Man Financial further agrees that in the event that Man Financial elects not to exercise a Renewal Option and instead leases other premises (the “Other Premises”), and at such time Man-Glenwood is still using and occupying the Man-Glenwood Portion, Man Financial shall give Man-Glenwood 10 days notice of its decision not to exercise the Renewal Option prior to the expiration of the Renewal Option, as described under Paragraph 4 of the Amendment. Furthermore, Man Financial agrees to use commercially reasonable efforts to allow Man-Glenwood to use a portion of the Other Premises pursuant to an agreement that shall be similar in form and content to this Agreement; provided, however, that if Man-Glenwood does not exercise the Man-Glenwood Option or its option to continue to occupy and use the Man-Glenwood Portion during the first Renewal Period, it shall not have a right to use any portion of the Other Premises obtained or leased by Man Financial at any time thereafter.

2. Consideration.

(a) Man-Glenwood shall pay Man Financial its Pro Rata Share (as defined in Section 2(b)) of the monthly base rent due in respect of the current month that Man Financial is obligated to pay to the Landlord pursuant to Paragraph 3A of the Lease and Paragraph 3 and Paragraph 4 (if applicable to any Renewal Period) of the Amendment (the “Monthly Allocable Rent”). In addition to paying its Pro Rata Share of the Monthly Allocable Rent, Man-Glenwood shall pay to Man Financial its Pro Rata Share of any additional rent or other charges (the “Additional Rent”) that Man Financial is obligated to pay to the Landlord pursuant to Paragraph 3C of the Lease and Paragraph 3 and Paragraph 4 (if applicable to any Renewal Period) of the Amendment. Notwithstanding the foregoing, Man-Glenwood’s Pro Rata Share of the Monthly Allocable Rent and Additional Rent that will be payable in respect of a partial calendar month shall be reduced by multiplying such amounts by a fraction, the numerator of which shall be the number of days of use by Man-Glenwood of any portion of the Man-Glenwood Portion in such calendar month and the denominator of which shall be the total number of days in such calendar month.

(b) Man-Glenwood’s “Pro Rata Share” is 16.05%, which has been agreed upon by the parties hereto after due consideration of the portions of the premises occupied by each such party as of the date hereof.

(c) All Monthly Allocable Rent and Additional Rent payable by Man-Glenwood to Man Financial shall be paid by wire transfer of immediately available funds, without notice or demand, and without any offset, deduction, abatement or counterclaim, to the following account:

Account:

ABA No.

Account No.

or such other account as Man Financial may direct from time to time upon reasonable prior written notice to Man-Glenwood. Moreover, Man-Glenwood’s obligation to make such payments specified above shall be independent of every other covenant or obligation under this Agreement. Man-Glenwood shall be obligated to make payments at the times and otherwise as provided in this Section notwithstanding the fact that a statement therefor may be furnished to Man-Glenwood after the due date or the Termination Date and notwithstanding the fact that this Agreement shall have terminated.

3. Effectiveness. This Agreement shall become effective on                          , 2007 (the “Effective Date”).

4. Compliance with Amended Lease. Man Financial has provided to Man-Glenwood a copy of the Amended Lease and Man-Glenwood acknowledges receipt thereof. Man-Glenwood hereby agrees not to take any action or fail to take any action in connection with its use of the Premises that would result in Man Financial’s violation of any of the terms and conditions of the Amended Lease, the provisions of which are hereby incorporated by reference, as specified in Section 14. Man-Glenwood agrees to comply with the terms and provisions of the Amended Lease with respect to the Man-Glenwood Portion, other than provisions of the Amended Lease for the payment of rent, it being understood, acknowledged and agreed that the obligations of Man-Glenwood to make payments of rent with respect to the Premises shall be governed by the terms of this Agreement. Man Financial will use its reasonable efforts to obtain all consents required to be obtained for Man Financial to allow Man-Glenwood to use the Man-Glenwood Portion, as provided herein, except where the failure to obtain such a consent would not materially impair the use by Man-Glenwood of the Man-Glenwood Portion, as provided herein. In no event, however, shall Man Financial be obligated to pay any sums or materially modify the Amended Lease in order to obtain any consents required to be obtained for Man Financial to allow Man-Glenwood to use the Man-Glenwood Portion, as provided herein.

5. Modification of Amended Lease. Man-Glenwood acknowledges and agrees that Man Financial has the right to modify or otherwise amend the Amended Lease without its consent; provided, however, that in the event such modification results in (a) an increase in Monthly Allocable Rent or Additional Rent or (b) a material decrease or diminution of the Included Services or space provided therein, in each of cases (a) and (b) with respect to the Man-Glenwood Portion, the rights and obligations of Man-Glenwood with respect to the Man-Glenwood Portion shall nonetheless remain as they were prior to such amendment unless Man-Glenwood consents, in writing, to any such amendments. Man Financial will provide Man-Glenwood with notice, and a copy, of any such amendment, before it becomes effective.

6. Indemnity.

(a) By Man-Glenwood. Man-Glenwood will indemnify and hold harmless Man Financial from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Man Financial by reason of (i) any accident, injury to or death of persons caused by Man-Glenwood, (ii) any failure on the part of Man-Glenwood to perform or comply with any of the terms of this Agreement or the Amended Lease, as the latter applies to Man-Glenwood pursuant hereto, (iii) any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) due to Man-Glenwood’s use and occupancy of the Man-Glenwood Portion or (iv) Man Financial being held in default under the terms and provisions of the Amended Lease, due to any act or omission on the part of Man-Glenwood. All amounts that Man-Glenwood owes to Man Financial pursuant to this Section 6(a) will be due and payable upon demand as they are incurred by Man Financial.

(b) By Man Financial. Man Financial will indemnify and hold harmless Man-Glenwood, from and against all liabilities, obligations, claims, damages,

penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Man-Glenwood by reason of (i) any accident, injury to or death of persons caused by Man Financial, (ii) any failure on the part of Man Financial to perform or comply with any of the terms of this Agreement or the Amended Lease or (iii) any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) due to Man Financial’s use and occupancy of the Man Financial Portion. All amounts that Man Financial owes to Man-Glenwood pursuant to this Section 6(b) will be due and payable upon demand as they are incurred by Man-Glenwood.

7. Insurance. At all times during the term of this Agreement, Man-Glenwood shall pay to Man Financial its Pro Rata Share of all premiums and other costs incurred by Man Financial in maintaining the amount and type of insurance required pursuant to the Amended Lease (the “Insurance Costs”). Man-Glenwood agrees to pay (in the manner set forth in Section 2(c)) its Pro Rata Share of all Insurance Costs as such costs are accrued by Man Financial.

8. Condition of Premises. Man Financial makes no representations or warranties of any kind or nature, express or implied, with respect to the condition or fitness for use of the Man-Glenwood Portion and, except as expressly provided elsewhere in this Agreement, Man-Glenwood accepts the Man-Glenwood Portion “as is.”

9. Surrender and Alterations. Man-Glenwood shall not be permitted to make any alterations, repairs, replacements or modifications (“Alterations”) to the Man-Glenwood Portion without the advance written consent of the Landlord (pursuant to the terms of the Amended Lease) and Man Financial (which consent shall not be unreasonably withheld or delayed), and as a condition to giving such consent, the Landlord or Man Financial may require that any or all such Alterations be removed on or prior to the Termination Date; provided, however, that a failure to condition the performance of an Alteration on a requirement that it be removed on or prior to the Termination Date shall not preclude the Landlord or Man Financial from requiring such removal on or prior to the Termination Date, unless the Landlord or Man Financial, as applicable, agrees in writing with Man-Glenwood (for the benefit of Man Financial in the case of the Landlord) not to require such removal. If the Landlord or Man Financial does not consent to the surrender of any one or more Alterations, or any trade fixtures and personal property, on the Termination Date, then prior to such termination, Man-Glenwood shall remove from the Man-Glenwood Portion, at its sole cost and expense, such Alterations and all of its trade fixtures and personal property, and shall surrender the Man-Glenwood Portion to Man Financial in good condition and repair. If Man-Glenwood is required to remove any Alterations, it shall make such repairs, at its own cost and expense, as are necessary to restore the Premises to good condition and repair prior to such Alterations. If the Man-Glenwood Portion is not surrendered in accordance with the terms of this Section 9, then Man-Glenwood shall be liable to Man Financial for all reasonable costs incurred by Man Financial or the Landlord (including, without limitation, any charges by the Landlord under the Amended Lease) in returning the Man-Glenwood Portion to such required condition, plus 10% per annum (or, if lower, the maximum rate allowable by law) for the period between surrender and payment. Furthermore, Man-Glenwood acknowledges that all Alterations approved by the Landlord and Man Financial in accordance with this Section 9 shall be made in accordance with the terms and conditions set forth in the Amended Lease and the Tenant Improvement Work Letter set forth in Exhibit B to the Amendment.

10. Quiet Enjoyment and Included Services.

(a) So long as Man-Glenwood pays all of its Pro Rata Share of the Monthly Allocated Rent and Additional Rent when and as due hereunder and complies with all of the other provisions hereof applicable to it, Man Financial shall do nothing to impair Man-Glenwood’s right to peaceably and quietly have, hold and enjoy the Man-Glenwood Portion. Nothing in this Section 10, however, shall affect the rights and obligations of the parties as they apply on and after the occurrence of the Termination Date.

(b) In addition, during the term of this Agreement, Man Financial agrees to provide Man-Glenwood with those services set forth in Exhibit A (each an “Included Service” and collectively, the “Included Services”) in the same amount, type and quality as were provided prior to the Effective Date. Man-Glenwood shall be obligated to pay Man Financial an amount to be mutually agreed upon by Man Financial and Man-Glenwood for each Included Service as such Included Service is rendered (with such amounts being paid in the manner set forth in Section 2(c)). Man Financial and Man-Glenwood further agree to evaluate from time to time the amount, type and quality of each Included Service and to determine in good faith whether to amend the amount payable by Man-Glenwood to Man Financial for each Included Service.

11. Assumption of Obligations. This Agreement is and at all times shall be subject and subordinate to the Amended Lease. Man-Glenwood shall not commit or permit any of its employees or agents to commit on the Premises any act or omission which would result in the violation of any term or condition of the Amended Lease. Man-Glenwood hereby expressly assumes and agrees during the term of this Agreement to comply with all provisions of the Amended Lease which are required to be performed hereunder.

12. Holdover.

(a) Man-Glenwood shall deliver up and surrender possession of the Man-Glenwood Portion to Man Financial on the Termination Date, and Man-Glenwood hereby waives the right to any notice of termination or notice to quit. Man-Glenwood covenants to deliver up and surrender possession of the Man-Glenwood Portion on the Termination Date in the same condition in which Man-Glenwood has agreed to maintain and keep the Man-Glenwood Portion during the term of this Agreement in accordance with the provisions of this Agreement and the Amended Lease, provided that normal wear and tear is excepted and subject to Section 9 hereof.

(b) Unless Man Financial consents in writing to the holdover, Man-Glenwood shall pay a pro rata share of the Monthly Allocable Rent and Additional Rent equal to 150% of its Pro Rata Share of the Monthly Allocable Rent and Additional Rent payable at the rate in effect immediately preceding the Termination Date. In addition to the foregoing, Man-Glenwood hereby covenants and agrees to indemnify and hold Man Financial harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Man Financial by reason of Man-Glenwood’s holdover. The foregoing provisions of subsection (a) and (b) of this Section 12 are in addition to and do not affect Man Financial’s right to reentry or any other rights of Man Financial hereunder (including, without limitation, rights incorporated herein from the Amended Lease and rights to indemnity under Section 6(a)) or otherwise provided by law.

13. Early Termination Date. If the Landlord shall not have consented to this Agreement in a signed writing in a form reasonably satisfactory to both parties on or before the 30th day after the Effective Date, then either party may, at any time after such 30th day and until such consent is obtained, give written notice to the other party stating that the Termination Date has been accelerated, whereupon the Termination Date shall be deemed for all purposes of this Agreement to be the date on which such notice is deemed to have been given hereunder. In such event, Man-Glenwood shall immediately vacate the Premises and the provisions of this Agreement that apply upon the termination of Man-Glenwood’s right to occupy and use the Premises on the Termination Date (including, without limitation, the provisions regarding surrender, removal of alterations and holdover) shall apply. Notwithstanding any provision of this Agreement, the rights and obligations of the parties hereunder shall survive the Termination Date (whenever it may occur) except to the extent that this Agreement expressly provides that such rights and obligations terminate, and the occurrence of the Termination Date shall not relieve either party of any liability for acts or omissions (including breach) occurring prior to such date.

14. Incorporation By Reference. Except as inapplicable to, otherwise provided in or modified by this Agreement, the terms, provisions and conditions contained in the Amended Lease are incorporated herein by reference, and are made a part of this Agreement as if set forth herein at length; provided, however, that to the extent not inconsistent with the terms of this Agreement: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Agreement”; (ii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Man Financial” and “Man-Glenwood”, respectively; (iii) with respect to the performance of any obligation of the Landlord under the Amended Lease, the sole obligations of Man Financial shall be as set forth in this Agreement; (iv) with respect to any obligations of Man-Glenwood the non-performance of which would constitute a default under

Paragraph 21 of the Lease as incorporated into this Agreement, Man-Glenwood shall have half the number of days specified in that Paragraph following the receipt of written notice to perform the relevant obligation necessary to cure such default; (iv) except as required pursuant to this Agreement, Man Financial shall have no liability to Man-Glenwood with respect to (a) representations and warranties made by the Landlord under the Amended Lease, (b) any indemnification obligations of the Landlord under the Amended Lease or other obligations or liabilities of the Landlord with respect to compliance with laws or condition of the Premises, and (c) the Landlord’s repair, maintenance, restoration, upkeep, insurance and similar obligations under the Amended Lease, regardless of whether the incorporation of one or more provisions of the Amended Lease into the Agreement might otherwise operate to make Man Financial liable therefor; (vii) with respect to any approval or consent required to be obtained from the “Tenant” under the Amended Lease, Man-Glenwood shall be required to obtain such approval or consent from the Landlord and Man Financial, and the approval or consent of Man Financial may be withheld if the Landlord’s approval or consent is not obtained; (viii) the following provisions of the Lease are expressly not incorporated herein by reference: Paragraphs 8 (“Signs”), 13 (“Release”), 44 (“Generator”) and 45 (“Right of First Offering”) and (ix) the following provisions of the Amendment are expressly not incorporated herein by reference: Paragraphs 5 (“Right of First Offer”) and 11 (“Signage”); provided, however, that, with respect to Paragraph 11 of the Amendment, Man-Glenwood shall be entitled to appropriate signage in the building directory located on the Premises.

15. Notices. All notices given in connection with this Agreement shall be in writing. Service of such notices shall be deemed complete (i) if hand delivered, on the date of delivery, (ii) if by mail, on the fourth business day following the day of deposit in the United States mail, by certified or registered mail, first-class postage prepaid, (iii) if sent by FedEx or equivalent courier service via overnight delivery, on the next business day, or (iv) if by facsimile, upon receipt by the sender of written confirmation of successful transmission. Such notices shall be addressed to the parties at the following addresses or at such other address for a party as shall be specified by like notice (except that notices of change of address shall be effective upon receipt):

If to Man Financial:

Man Financial Inc.

440 South LaSalle Street

20th Floor

Chicago, IL 60605

Attn: General Counsel

With a copy to:

Man Financial Inc.

440 South LaSalle Street

Chicago, IL 60605

Attn: Brad Corey, CFO

If to Man-Glenwood:

Man-Glenwood Inc.

123 N. Wacker Drive

28th Floor

Chicago, IL 60606

Attention: Legal & Compliance

Facsimile: (312) 881-6678

16. Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of Illinois.

17. Amendment. This Agreement may be amended or supplemented at any time, provided that any such amendment or supplement shall be made in writing and signed by each of the parties hereto.

18. Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement, and the rights, duties, obligations and privileges hereunder may not be assigned by either party without the prior written consent of Man Financial and the Landlord, which consent may be approved or denied at the sole discretion of Man Financial or the Landlord, as applicable, and any attempted assignment without the prior written consent of Man Financial and the Landlord shall be null and void; provided, however, that Man-Glenwood may assign this Agreement, without consent, to a successor by merger or consolidation or to any entity that is an “Affiliate” (as such term is defined in Paragraph 17A of the Lease) of Man-Glenwood, but in the event of an assignment to an Affiliate, such assignment shall be effective only as long as such assignee remains an Affiliate of Man-Glenwood.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, with the exception of the fees related to the Included Services which are to be mutually agreed upon pursuant to Section 10.

20. Brokerage. Man Financial and Man-Glenwood represent to each other that in connection with this Agreement, they have not dealt with any brokers. Man-Glenwood will indemnify and hold harmless Man-Glenwood, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from the fact that Man-Glenwood had, or is alleged to have had, dealings with any broker concerning this Agreement.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all which together will constitute but one agreement.

22. Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future law effective and applicable to this Agreement, then and in that event it is the intention of the parties that the remainder of the Agreement shall not be affected thereby, and it is also the intention of the parties that, in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

23. Section Headings. The section headings contained herein are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole, unless otherwise required by the context.

IN WITNESS WHEREOF, the parties hereto have executed this Facility Sharing Agreement as of the date first above written.

MAN FINANCIAL, INC.

By:
Name:
Title:

MAN-GLENWOOD INC.

By:
Name:
Title:

Acknowledged:

TTR MATTESON LLC

By:
Name:
Title:

EXHIBIT A

Included Services

The following is a list of the Included Services provided by Man Financial to Man-Glenwood. Man Financial is not responsible for the failure of any third party to provide such services or for disruptions of such services due to weather or other events beyond its control.

1.	Availability of electricity.

2.	Provision of fuel for the on-site generator.

3.	General servicing of the generator.

4.	Alarm services.

5.	General cleaning services.

6.	Pest control.

7.	Disposal Services.